Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-208659 and

333-208659-02

$456.9+MM USAA Auto Owner Trust (“USAOT”) 2017-1 Joint Leads: Mizuho (struc), RBC

Co-Managers: Deutsche Bank, Goldman Sachs, Lloyds, SMBC

Cls	Amt($mm)	OFFERED	M/S*	WAL	WIN	LGL	BENCH	SPRD	YIELD	CPN	$Px
A-1	146.600	139.270	P1/A-1+	0.26	1-7	9/18	YLD%		1.280%	1.28%	100.00000
A-2	130.200	123.690	Aaa/AAA	0.93	7-16	2/20	EDSF+	8	1.547%	1.54%	99.99813
A-3	130.200	123.690	Aaa/AAA	1.81	16-29	5/21	EDSF+	13	1.712%	1.70%	99.98946
A-4	65.520	62.244	Aaa/AAA	2.73	29-34	9/22	IntS+	23	1.889%	1.88%	99.99574
B	8.510	8.084	A3/A	2.82	34-34	10/24	IntS+	55	2.218%	2.20%	99.97867
*	expected ratings

BBG TICKER	: USAOT 2017-1	REGISTRATION	: SEC Registered
EXPECTED PXG	: Priced	EXPECTED RATINGS	: Moody’s/S&P
EXPECTED SETTLE	: 9/20/2017	PXG SPEED	: 1.50% ABS
FIRST PAY	: 10/16/2017	ERISA ELIGIBLE	: Yes
BILL & DELIVER	: Mizuho	MIN DENOMS	: $1K x $1K

CUSIPS:

A1	90290AAA5
A2	90290AAB3
A3	90290AAC1
A4	90290AAD9
B	90290AAE7

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at https://www.sec.gov. Alternatively, Mizuho will arrange to send you the base prospectus at no charge if you request it by calling Toll Free: Mizuho toll free #: 866-271-7403